EXHIBIT 23.1

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 14, 1996, in the Registration Statement (Form S-4 No. 33-00000) and Prospectus of Transamerica Corporation for the registration of shares of its common stock to be exchanged for common and preferred stock of Trans Ocean Ltd.

                                            /s/ Ernst & Young LLP
August 27, 1996
San Francisco, California